                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  The Crabbe Huson Mutual Funds Group

Address of Principal Business Office (No. & Street, City, State Zip Code):

           121 SW Morrison Street
           Suite 1425
           Portland, OR 97204

Telephone Number (including area code):

           (503) 295-0919
           1-800-541-9732

Name and address of agent for service of process:

           Richard S. Huson
           121 SW Morrison Street
           Suite 1425
           Portland, OR 97204

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes[ X ]   No[   ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Portland and State of Oregon on the 31st day of October, 1995.

                              THE CRABBE HUSON MUTUAL FUNDS GROUP



                              By:/s/ Richard S. Huson
                                 --------------------------------------
                                 Richard S. Huson, President